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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

              The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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              Name:   MORGAN STANLEY DEAN WITTER REAL ESTATE FUND
                          (a Massachusetts Business Trust)

     Address of Principal Business Office (No. & Street, City, State,
           Zip Code):

              Two World Trade Center, New York, New York  10048
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     Telephone Number (including area code):  (212) 392-2550
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     Name and address of agent for service of process:

     Barry Fink, Esq.
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     Two World Trade Center, New York, New York  10048
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     Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to
              Section 8(b) of the Investment Company Act of 1940 con-
              currently with the filing of Form N-8A:  Yes  X   No
                                                          ----    ----

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 30th day of NOVEMBER, 1998.

                                                   MORGAN STANLEY DEAN WITTER
                                                   REAL ESTATE FUND
                                                             (SEAL)

                                                    By:  /s/ Barry Fink
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                                                             Barry Fink
                                                             Vice President

     Attest:   /s/ LouAnne McInnis
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                   LouAnne McInnis
                   Assistant Secretary